EX 99.1

NEWS RELEASE

Contact:

ICR

Investor Relations

Garrett Edson: (484) 320-5800

Media

Phil Denning: (203) 682-8200

FOR IMMEDIATE RELEASE

DFC GLOBAL CORP. ANNOUNCES FISCAL THIRD QUARTER 2013 RESULTS
REVENUE INCREASED 5.0% TO $283.6 MILLION;
DILUTED OPERATING EARNINGS PER SHARE OF $0.24;
COMPANY LAUNCHES INTERNET LOAN PRODUCT IN SPAIN

Berwyn, Pennsylvania – May 1, 2013 – DFC Global Corp. (NASDAQ: DLLR), a leading international diversified financial services company serving primarily unbanked and under-banked consumers for over 30 years, today announced its results for the fiscal third quarter ended March 31, 2013.

Fiscal Year 2013 Third Quarter Highlights

•	Total consolidated revenue was $283.6 million for the quarter, an increase of 5.0%, or $13.6 million, compared to the prior-year period. On a constant currency basis, total consolidated revenue increased 5.8%.

•	Total unsecured consumer lending revenue was $181.7 million for the quarter, representing an increase of $20.4 million, or 12.5%, on a constant currency basis compared to the prior-year period. Revenue from internet-based loans was $75.5 million for the quarter, representing an increase of $9.5 million, or 14.2%, on a constant currency basis compared to the prior-year period.

•	Total revenue from pawn lending for the quarter was $21.4 million, an increase of $0.3 million on a constant currency basis. Pawn lending revenue was unfavorably impacted by a year-over-year decline in gold prices.

•	Consolidated adjusted EBITDA was $55.1 million for the three months ended March 31, 2013 compared to $76.2 million for the prior-year period. On a constant currency basis, consolidated adjusted EBITDA decreased by $20.8 million compared to the prior-year period.

•	Diluted pro forma operating earnings per share was $0.24 for the fiscal 2013 third quarter compared to $0.54 for the prior-year period.

•	Company reaffirms fiscal 2013 pro forma diluted operating earnings guidance of $1.70 to $1.80 per share.

•	The Company’s GAAP earnings were impacted by one-time restructuring and other charges for employee severance and other costs related to the reorganization of the Company’s business operations between global retail and internet platforms, in addition to a goodwill and intangible asset write-down associated with the Dealers’ Financial Services business as a result of a delay in the Company’s negotiations with new potential lending partners who would underwrite future MILES program loans.

•	The Company repurchased 230,000 shares of its common stock at an average share price of $17.26 during the three months ended March 31, 2013.

“As we previously reported, our financial results for the fiscal third quarter were significantly impacted by the transition to the new responsible lending guidelines in the United Kingdom, which were developed in consultation with the local regulatory authorities and our industry association members,” said Jeff Weiss, the Company’s Chairman and Chief Executive Officer. “As a result of the temporary ‘credit crunch’ for customers with multiple loans, which was caused by adhering to these new guidelines, we experienced higher loan defaults in our U.K. business during the fiscal third quarter, clearly affecting our bottom line. In response, we further tightened our lending underwriting criteria to minimize the risk to our business, which naturally reduced our loan growth in the United Kingdom during this period. Despite these issues, strong demand for consumer loans across our geographies enabled our overall consolidated loan portfolio during the fiscal third quarter to increase 13.7% from the prior-year period. We have begun to see moderate sequential quarter growth in our unsecured loan book in the United Kingdom as we began the fiscal fourth quarter.”

“Throughout my more than twenty years with the Company, we have had to navigate through regulatory changes in both the United States and Canada,” continued Mr. Weiss. “In each case, our multi-product business model provided us with the necessary flexibility to successfully adapt to the changing operating environments. We believe the regulatory transition in the United Kingdom is comparable to what we have previously faced in our other markets. Similar to Canada and the United States, we fully expect our U.K. business will reemerge from this transition a much stronger business even better positioned against our competitors.”

Concluded Mr. Weiss, “During the fiscal third quarter, we continued to invest in the future growth of our global business. In March, we began offering internet loans in Spain – population of 47 million – through our Finland-based (Risicum) internet lending platform. Thus far, the demand for short-term consumer loans in Spain has exceeded our expectations, but we are currently moderating the growth of our loan book in that market until we develop a longer history of credit performance. We believe there is a significant opportunity in Spain to expand our internet loan product alongside our store-based pawn lending and gold buying business. Along those lines, we are about to open our first ‘Suttons and Robertsons’ high-end pawn lending store in Madrid. The ‘Suttons & Robertsons’ branded stores provide larger pawn loans on high-value gold jewelry, diamonds, watches and artwork to higher income customers that generally have irregular cash flows or temporary liquidity issues.”

Fiscal 2013 Third Quarter Financial Results
For the quarter ended March 31, 2013, the Company recorded revenue of $283.6 million, an increase of 5.8% on a constant currency basis compared to the prior-year period. Total unsecured consumer lending revenue was $181.7 million, up 12.5% on a constant currency basis over the prior-year period, and includes revenue from internet-based loans of $75.5 million, an increase of 14.2% on a constant currency basis compared to the prior-year period. Secured pawn lending contributed revenue of $21.4 million, an increase of 1.2% compared to the prior-year period, excluding the impact of currency exchange rates.

The consolidated loan loss provision, expressed as a percentage of gross consumer lending revenue, was 27.4% for the quarter ended March 31, 2013 compared to 20.6% for the prior-year period. The loan loss provision for the quarter was significantly impacted by higher loan defaults in the United Kingdom resulting from the recently implemented three loan roll-over limitation, and a change in estimate to the loan loss provision for customers placed on payment plans following three roll-overs. The Company believes customer loan default rates will improve moderately on a sequential quarter basis for the fiscal quarter ending June 30, 2013. As a percentage of loan originations or principal lent, the consolidated loan loss provision for the quarter ended March 31, 2013 was 6.5%.

For the three months ended March 31, 2013, the Company incurred $46.9 million of net one-time charges, which include a $31.1 million goodwill and intangible asset write-down associated with the present diminished value of the Dealers’ Financial Services business (DFS). The Consumer Financial Protection Bureau (CFPB) examination discussed below delayed the Company’s negotiations with other potential lending partners that the Company believes will more competitively underwrite future MILES program loans, which was the impetus for the goodwill and intangible asset devaluation. The discussions with these new potential lending partners have recently been restarted. The Company also incurred $7.0 million of one-time restructuring and other charges for employee severance and other costs related to the reorganization of the Company’s business operations between global retail and internet platforms.

DFS has been informed by the CFPB that it intends to initiate an administrative proceeding against DFS relating to its marketing of certain vehicle service and insurance products and to the requirement that MILES program loans be repaid via a military allotment. DFS has cooperated in the CFPB examination, and intends to seek to negotiate a consent order (without admitting or denying any violations) resolving the matter. It is expected that any consent order would provide for MILES program disclosure and other changes and would include a restitution fund for certain MILES program customers. There is no assurance that a consent order will be successfully negotiated, or as to its terms, and there is therefore no assurance that this matter will not materially and adversely affect the MILES program.

Collectively, including the $46.9 million of net one-time charges for the three months ended March 31, 2013, and $9.0 million of net one-time gains for the quarter ended March 31, 2012, the loss before income taxes on a GAAP basis was $35.7 million for the fiscal 2013 third quarter compared to income before income taxes of $41.2 million for the prior-year period, resulting in a net loss of $36.4 million for the fiscal 2013 third quarter compared to net income of $31.8 million for the prior-year period. Diluted loss per share on a GAAP basis was $0.86 for the fiscal 2013 third quarter compared to diluted earnings per share of $0.70 for the prior-year period.

With respect to the Company’s operating earnings, excluding the net one-time charges and gains for both periods, pro forma income before income taxes was $15.2 million for the fiscal 2013 third quarter, compared to pro forma income before income taxes of $36.1 million for the prior-year period. Considering a pro forma effective income tax rate from operations of 32.0%, diluted operating earnings per share was $0.24 for the fiscal 2013 third quarter compared to $0.54 for the prior-year period. A table reconciling pro forma income before income taxes and diluted operating earnings per share to GAAP basis income before income taxes and GAAP basis diluted earnings per share is included at the back of this News Release.

Fiscal Year 2013 Outlook

The Company is reaffirming its revised earnings guidance range for fiscal year 2013, previously announced on April 1, 2013, for diluted operating earnings per share, which excludes any one-time charges or gains that may occur, the non-cash impact of ASC-470-20, and the non-cash amortization associated with the legacy cross-currency interest rate swap agreements, of between $1.70 and $1.80 per share.

Company Liquidity

As of March 31, 2013, the Company had drawn $22.6 million of its $235.0 million global revolving credit facility. Furthermore, as of March 31, 2013, the Company had drawn £5.3 million of its £6.0 million credit facilities in the United Kingdom, and had drawn SEK 30.0 million and EUR 12.7 million of its total SEK 125.0 million and EUR 18.8 million credit facilities in Scandinavia.

The Company had $61.0 million of excess investible cash on its balance sheet at March 31, 2013. The Company also repurchased 230,000 shares of its common stock at an average share price of $17.26 during the three months ended March 31, 2013. Under its current stock repurchase plan, as of April 1, 2013, the Company is authorized to purchase an additional 2.2 million shares of its common stock.

Investors Conference Call

The Company will be holding an investor’s conference call on May 1, 2013 at 5:00 pm ET to discuss its results for the fiscal third quarter ended March 31, 2013, its guidance for fiscal year 2013 and U.K. regulatory developments. Investors can participate in the conference call by dialing (800) 310-8725 (U.S. and Canada) or (719) 325-2282 (International); use the confirmation code “9079327”. Hosting the call will be Jeffrey A. Weiss, Chairman and CEO, and Randy Underwood, Executive Vice President and CFO. For your convenience, the conference call can be replayed in its entirety beginning from two hours after the end of the call through May 8, 2013. If you wish to listen to the replay of this conference call, please dial (877) 870-5176 (U.S. and Canada) or (858) 384-5517 (International) and enter passcode “9079327.”

The conference call will also be broadcast live through a link on the Investor Relations page on the Company’s web site at http://www.dfcglobalcorp.com. Please go to the web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

About DFC Global Corp.

DFC Global Corp. is a leading international diversified financial services company serving primarily unbanked and under-banked consumers who, for reasons of convenience and accessibility, purchase some or all of their financial services from the Company rather than from banks and other financial institutions. As of March 31, 2013, the Company’s global retail operations consisted of 1,457 retail storefront locations, of which 1,420 are company-owned stores, conducting business primarily under the names The Money Shop®, Money Mart®, Insta-Cheques®, Suttons and Robertsons®, The Check Cashing Store®, Sefina®, Helsingin PanttiSM, Optima®, MoneyNow!®, and Super Efectivo®. In addition to its retail stores, the Company also offers Internet-based short-term single-payment consumer loans in the United Kingdom primarily under the brand names Payday Express® and PaydayUK®, in Canada under the Money Mart name, in Finland, Sweden, Poland, Czech Republic and Spain under the Risicum®, OK Money® and MoneyNow!® brand names. For more information, please visit the Company’s website at www.dfcglobalcorp.com.

The Company’s products and services, principally its short-term single-payment consumer loans, secured pawn loans, check cashing services and gold buying services, provide customers with immediate access to cash for living expenses or other needs. The Company strives to offer its customers additional high-value ancillary services, including Western Union® money order and money transfer products, foreign currency exchange, reloadable VISA® and MasterCard® prepaid debit cards and electronic tax filing. In addition to its core retail products, the Company also provides fee-based services in the United States to enlisted military personnel applying for loans to purchase new and used vehicles that are funded and serviced under agreements with third-party lenders through the Company’s branded Military Installment Loan and Education Services, or MILES® program.

Forward-Looking Statements
This news release contains forward-looking statements, including, among other things, statements regarding the following: pending or recent acquisitions and their expected benefits; the Company’s future results, growth, guidance and operating strategy; the global economy; the effects of currency exchange rates on reported operating results; the regulatory environment in Canada, the United Kingdom, the United States, Scandinavia and other countries; the resolution of the CFBP’s examination of the MILES program; the impact of future development strategy, new stores and acquisitions; litigation matters; financing initiatives; and the performance of new products and services. These forward-looking statements involve risks and uncertainties, including risks related to: the regulatory environments, including reviews of our operations by the CFPB in the U.S. and the Office of Fair Trading in the U.K., and the effect of legislation in Finland that will restrict our current business in that country; current and potential future litigation; the identification of acquisition targets; the consummation of pending acquisitions; the integration and performance of acquired stores and businesses; the performance of new stores and internet businesses; the impact of debt and equity financing transactions; the results of certain ongoing income tax appeals; the effects of new products and services on the Company’s business, results of operations, financial condition, prospects and guidance; the effect of the termination of our relationship with the third-party national bank that currently funds a portion of the MILES program loans and our ability to replace such lending source on acceptable terms; and uncertainties related to the effects of changes in the value of the U.S. Dollar compared to foreign currencies. There can be no assurance that the Company will attain its expected results, successfully consummate pending acquisitions, successfully integrate and achieve anticipated synergies from any of its acquisitions, obtain acceptable financing, or attain its published guidance metrics, or that ongoing and potential future litigation or the various FDIC, CFPB, U.S. Federal or state, U.K., Canadian, Scandinavian, European Union, or other foreign legislative or regulatory activities affecting the Company or the banks with which the Company does business will not negatively impact the Company’s operations. A more complete description of these and other risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” on the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended June 30, 2012. You should not place any undue reliance on any forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Presentation of Information in this Press Release

In an effort to provide investors with additional information regarding the Company’s results, the Company has also disclosed in this press release the following information which management believes provides useful information to investors:

•	Selected local currency results (the reported results for each country in their respective native currencies).

•	Constant currency results (the Company calculates constant currency operating results by comparing current period operating results with prior period operating results, with both periods converted at the currency exchange rates for the prior period).

•	Pro forma operating results excluding one-time and non-cash charges and credits and adjusted for pro forma effective income tax rates.

DFC GLOBAL CORP.
UNAUDITED CONSOLATED BALANCE SHEETS
(In millions)

	June 30,	March 31,
	2012	2013
Assets:
Cash and cash equivalents	$224.0	$207.3
Consumer loans, net:
Consumer loans	206.4	231.4
Less: Allowance for loan losses	(19.8)	(34.4)

Consumer loans, net	186.6	197.0
Pawn loans	153.9	165.3
Loans in default, net	29.6	27.9
Prepaid expenses and other current assets	83.8	84.3
Fair value of derivatives	-	3.0
Deferred tax assets, net	22.0	21.4
Property and equipment, net	120.6	121.1
Goodwill and other intangibles, net	902.8	867.4
Debt issuance costs, net and other assets	43.2	41.8

Total Assets	$1,682.7	$1,736.5

Liabilities:
Accounts and income taxes payable	$67.8	$66.0
Accrued expenses and other liabilities	152.4	161.1
Fair value of derivatives	11.2	1.1
Deferred tax liability	62.3	61.6
Revolving credit facilities and other short-term debt	73.7	36.7
Total long-term debt	938.9	976.5

Total Liabilities	1,306.3	1,303.0

Stockholders’ Equity:
Additional paid-in capital	491.5	468.9
Retained earnings (accumulated deficit)	(0.8)	(8.9)
Accumulated other comprehensive loss	(29.4)	(26.5)

Total DFC Global Corp. Stockholders’ Equity	461.3	433.5
Non-controlling interest	(1.1)	-

Total Stockholders’ Equity	460.2	433.5

Total Liabilities and Stockholders’ Equity	$1,766.5	$1,736.5

DFC GLOBAL CORP.
UNAUDITED CONSOLATED STATEMENTS OF OPERATIONS
(In millions except per share amounts)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2012	2013	2012	2013
Revenues:
Fees from consumer lending	$163.0	$181.7	$479.7	$549.8
Check cashing fees	35.3	31.9	106.2	97.4
Pawn service fees and sales	21.0	21.4	62.3	62.8
Purchased gold sales	18.6	17.8	52.5	51.0
Money transfer fees	9.4	8.4	28.8	27.9
Other	22.7	22.4	65.5	64.3

Total revenues	270.0	283.6	795.0	853.2

Operating expenses:
Salaries and benefits	56.9	61.3	164.9	181.0
Provision for loan losses	33.6	49.7	96.9	128.2
Occupancy costs	15.8	17.6	45.6	51.4
Advertising	12.2	18.5	40.2	50.4
Depreciation	5.6	6.5	16.2	19.9
Bank charges and armored carrier services	5.5	5.9	16.2	17.5
Maintenance and repairs	4.4	4.6	12.5	13.3
COGS — purchased gold	15.4	15.3	41.8	40.4
Other	24.8	31.3	72.2	84.4

Total operating expenses	174.2	210.7	506.5	586.5

Operating margin	95.8	72.9	288.5	266.7

Corporate and other expenses:
Corporate expenses	30.4	27.9	91.1	91.4
Interest expense, net	25.0	28.4	73.7	91.3
Other depreciation and amortization	6.5	6.1	19.5	18.8
Unrealized foreign exchange (gain) loss	(11.8)	2.1	18.3	0.4
(Gain) loss on derivatives not designated as hedges	6.4	-	(6.3)	-
Goodwill and intangible assets impairment charge	-	31.1	-	36.6
Provision for litigation settlements	-	-	4.0	2.7
Loss on store closings and other	(1.9)	13.0	(0.8)	13.0

Income (loss) before income taxes (incl. non-controlling interest)	41.2	(35.7)	89.0	12.5
Income tax provision	9.4	0.7	32.5	20.6

Net income (loss)	$31.8	$(36.4)	$56.5	$(8.1)

Net income per share
Basic	$0.72	$(0.86)	$1.29	$(0.19)
Diluted	$0.70	$(0.86)	$1.24	$(0.19)
Weighted average shares outstanding
Basic	44.1	42.1	43.9	42.8
Diluted	45.2	42.1	45.5	42.8

Revenue Breakdown by Channel and Product

	Revenue By Channel ($M)
	Three Months Ended March 31, 2013
				Year-over-Year
				Constant Currency Growth
	Retail/			Retail/
Region	Other	Internet	Total	Other	Internet	Total
United Kingdom	$79.6	$62.9	$142.5	8.0%	13.1%	10.2%
Canada	78.7	2.5	81.2	0.5%	80.4%	1.9%
United States	34.2	N/A	34.2	-6.1%	N/A	-6.1%
Continental Europe	15.6	10.1	25.7	15.4%	11.0%	13.6%
Total Revenue	$208.1	$75.5	$283.6	3.1%	14.2%	5.8%

	Revenue By Product ($M)
	Three Months Ended March 31, 2013
					Year-over-Year Constant Currency Growth
	Unsecured	Pawn	Other		Unsecured	Pawn
Region	Lending	Lending	Products	Total	Lending	Lending (1)	Other (2)	Total
United Kingdom	$103.1	$11.5	$27.9	$142.5	14.1%	2.0%	0.9%	10.2%
Canada	48.1	0.1	33.0	81.2	10.7%	N/M	-8.7%	1.9%
United States	16.7	N/M	17.5	34.2	7.3%	N/M	-16.0%	-6.1%
Continental Europe	13.8	9.8	2.1	25.7	13.8%	-0.4%	240.8%	13.6%
Total Revenue	$181.7	$21.4	$80.5	$283.6	12.5%	1.2%	-5.7%	5.8%

	1) Gold price decline unfavorably impacted pawn lending revenue during the quarter.
	2) Primary driver of lower revenue is decreased purchased gold sales in U.S., Canada and
	U.K, and lower loans for the U.S. based DFS Military Lending Services business.

Pro forma Net Income Reconciliation

Pro forma net income and operating earnings per share are not items prepared in accordance with GAAP. The Company defines pro forma net income as net income adjusted to exclude one-time and non-cash charges and credits as described below, and diluted operating earnings per share as pro forma net income divided by weighted average diluted shares outstanding. The Company presents pro forma net income and diluted operating earnings per share as indications of its financial performance excluding one-time and other net non-cash charges and to show comparative results of its operations. Not all companies calculate pro forma net income or diluted operating earnings per share in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on the Company’s Unaudited Consolidated Statements of Operations to pro forma net income (dollars in millions) and diluted operating earnings per share:

DFC GLOBAL CORP.
PRO FORMA NET INCOME (excluding one-time items & effects of ASC 470-20)
(In millions except per share amounts)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2012	2013	2012	2013
Income (loss) before income taxes (incl. non-controlling interest)	$41.2	$(35.7)	$89.0	$12.5
Pro forma adjustments:
Non-cash interest on convertible debt (ASC 470-20)	2.3	4.0	6.9	13.2
Unrealized foreign exchange (gain) loss	(11.8)	2.1	18.3	0.4
Non-cash impact of hedge ineffectiveness	2.0	-	(19.8)	-
Goodwill and other intangible assets impairment charge	-	31.1	-	36.6
Cross-currency swap amortization	1.6	-	4.9	2.2
Restructuring and other charges	-	7.0	-	7.0
Other items, net	-	5.8	0.7	5.2

Pro forma income before income taxes	36.1	15.2	106.9	81.6
Pro forma income taxes (33% for 2012; 32% for 2013)	11.9	4.9	35.3	26.1

Pro forma net income	$24.2	$10.3	$71.6	$55.5

Weighted average diluted shares outstanding	45.2	43.2	45.5	43.9

Diluted operating earnings per share	$0.54	$0.24	$1.57	$1.26

Diluted GAAP earnings (loss) per share	$0.70	$(0.86)	$1.24	$(0.19)

Adjusted EBITDA Reconciliation

Adjusted EBITDA is not a financial measure prepared in accordance with GAAP. The Company defines Adjusted EBITDA as earnings before interest expense, income tax provision, depreciation and amortization, stock-based compensation expense, loss on store closings, litigation settlements, and other items described below. The Company presents Adjusted EBITDA as an indication of operating performance, as well as its ability to service its future debt and capital expenditure requirements. Adjusted EBITDA does not indicate whether the Company’s cash flow will be sufficient to fund all of its cash needs. Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other measures of operating performance or liquidity determined in accordance with GAAP. Not all companies calculate Adjusted EBITDA in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on the Company’s Unaudited Consolidated Statements of Operations to Adjusted EBITDA (dollars in millions):

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2012	2013	2012	2013
Income (loss) before income taxes (incl. non-controlling interest)	$41.2	$(35.7)	$89.0	$12.5
Add:
Depreciation and amortization	12.1	12.6	35.7	38.7
Interest expense, net	25.0	28.4	73.7	91.3
Stock based compensation expense	2.8	3.0	7.8	9.3
Unrealized foreign exchange (gain) loss	(11.8)	2.1	18.3	0.4
(Gain) loss on derivatives not designated as hedges	6.4	-	(6.3)	-
Goodwill and other intangible assets impairment charge	-	31.1	-	36.6
Acquisition costs expensed	-	2.9	-	-
Restructuring and other charges	-	7.0	-	7.0
Other items, net	(0.3)	5.7	0.1	4.9

Adjusted EBITDA	$76.2	$55.1	$225.2	$205.2

DFC GLOBAL CORP.
UNAUDITED STORE DATA

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2012	2013	2012	2013
De novo Store Builds
United States	1	-	1	-
Canada	4	-	10	4
United Kingdom	24	11	62	30
Poland	-	5	4	16
Spain	-	4	-	7
Sweden	-	-	2	-
Finland	-	-	1	-

Total	29	20	80	57

Acquired Stores
United States	-	-	-	-
Canada	6	2	8	4
United Kingdom	1	-	16	31
Poland	-	-	-	-
Spain	8	-	8	-
Sweden	-	-	-	-
Finland	-	-	-	-

Total	15	2	32	35

Closed Stores
United States	1	6	7	11
Canada	-	5	-	5
United Kingdom	-	-	1	1
Poland	-	-	-	-
Spain	-	-	-	-
Sweden	-	-	-	-
Finland	-	-	-	-

Total	1	11	8	17

Ending Company-Operated Stores
United States	306	293	306	293
Canada	473	477	473	477
United Kingdom	477	575	477	575
Poland	7	25	7	25
Spain	8	15	8	15
Sweden	18	22	18	22
Finland	13	13	13	13

Total Ending Company-Operated Stores	1,302	1,420	1,302	1,420

Ending Franchise/Agent Stores
Canada	14	10	14	10
U.K.	45	27	45	27

Total Ending Franchise/Agent Stores	59	37	59	37

Total Ending Store Count	1,361	1,457	1,361	1,457